Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
RESULTS FOR THE 2008 THIRD QUARTER

•	2008 third quarter earnings per share were $.77, a 20% increase compared with $.64 earned in the 2007 third quarter

•	Purchased 756,900 shares of Kirby common stock at an average price of $39.90 per share

•	2008 fourth quarter earnings per share guidance is $.77 to $.82 versus $.64 earned in the 2007 fourth quarter

•	2008 year earnings per share guidance is $2.96 to $3.01 versus $2.29 earned in 2007

Houston, Texas (October 29, 2008) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the third quarter ended September 30, 2008 of $41.8 million, or $.77 per share, compared with net earnings of $34.4 million, or $.64 per share, for the 2007 third quarter.  The 2008 third quarter results included an estimated $.09 per share negative impact from Hurricanes Gustav and Ike, partially offset by a $.04 per share positive timing impact from lower diesel fuel prices.  Consolidated revenues for the 2008 third quarter were a record $354.6 million, an increase of 17% over the $302.6 million reported for the 2007 third quarter.

“Our record third quarter results mark the 19th consecutive quarter that our net earnings exceeded the same quarter of the previous year, despite the negative impact from Hurricanes Gustav and Ike,” said Joe Pyne, Kirby’s President and Chief Executive Officer.  “Our marine transportation segment’s results reflected continued strong demand in the majority of our markets and pricing for our services continued to trend upward.  Our diesel engine services segment’s results reflected continued strong demand in our medium-speed markets.”

Impact of Hurricanes Gustav and Ike
Hurricane Gustav, which made landfall between Houma and Morgan City, Louisiana on September 1, resulted in the closure for several days of the Gulf Intracoastal Waterway in Louisiana, the closure of Kirby’s Gulf Coast diesel engine services operations for several days, as well as disruptions to the operations of Kirby’s four offshore barge and tug units. Hurricane Ike made landfall on September 13 in the Houston/Galveston area as a strong Category 2 hurricane, closing much of the Gulf Coast petrochemical and refining capacity prior to landfall.  Strong winds and a 15 to 20 foot storm surge significantly affected petrochemical and refining plants in the Houston and Port Arthur/Beaumont areas, some of which are still not back in operation or are operating at reduced levels.   Additionally, eight miles of the Gulf Intracoastal Waterway between the Houston Ship Channel and Port Arthur, Texas were closed for 11 days after Ike’s landfall due to obstructions in the waterway, completely stopping all movements to and from the Houston area.  Hurricanes Gustav and Ike caused no material damage to Kirby’s active tank barge and towboat fleet.  The estimated impact of the hurricanes on the 2008 third quarter was a negative $.09 per share.

Marine Transportation Operating Results
Marine transportation revenues and operating income for the 2008 third quarter increased 19% and 18%, respectively, compared with the third quarter of 2007.  The higher third quarter results reflected favorable demand in Kirby’s petrochemical and black oil markets, partially offset by continued weakness in the upriver refined products market.  While demand during the third quarter softened for certain products, overall barge utilization remained high.  Operating conditions were favorable in July and August, but deteriorated in September due to Hurricanes Gustav and Ike.  Ton miles for the 2008 third quarter decreased 21% compared with the 2007 third quarter due primarily to disruptions caused by the two Gulf Coast hurricanes and a continued soft Midwest refined products market.  On a positive note, the third quarter results reflected a $.04 per share benefit from the timing impact of falling diesel fuel prices, which declined from an average high of $4.33 per gallon on July 14 to an average low of $3.11 per gallon on September 30.  The 2008 third quarter operating margin was 22.7% compared with 22.9% for the 2007 third quarter.

Diesel Engine Services Operating Results
Diesel engine services revenues and operating income for the 2008 third quarter increased 11% and 12%, respectively, compared with the 2007 third quarter, despite the negative impact of Hurricane Gustav.  The higher results reflected continued strong service activity and direct parts sales in the medium-speed markets, led by favorable Midwest marine and power generation markets.  The high-speed market continued to experience a slowdown in the Gulf Coast oil services sector, but was stronger than the 2008 first half.  The diesel engine services operating margin was 15.7% for the 2008 third quarter compared with 15.5% for the 2007 third quarter.

Treasury Stock Purchases
During August, September and October 2008, Kirby purchased 756,900 shares of its common stock for $30,202,000, for an average purchase price of $39.90 per share.  Since the beginning of 2008, Kirby has purchased 837,400 shares of its common stock for $33,377,000, for an average purchase price of $39.86 per share.  Kirby has 1,420,000 shares remaining under its current Board of Directors repurchase authorization.

Fourth Quarter and Year Outlook
Commenting on the 2008 fourth quarter market conditions and guidance, Mr. Pyne said, “Certainly the current global financial situation has significantly reduced our visibility.  Hurricanes Gustav and Ike materially affected the Gulf Coast petrochemical and refining industries.  Many of these facilities are just now returning to full operational status.  Until inventories get back to desired levels, we anticipate our fleet utilization will maintain its high utilization rates.  Business levels in our diesel engine services markets are anticipated to remain favorable, with some improvement in the Gulf Coast oil services market.  For the 2008 fourth quarter, our earnings guidance is $.77 to $.82 per share, reflecting a 20% to 28% increase compared with $.64 per share for the 2007 fourth quarter.  For the 2008 year, our earnings guidance is $2.96 to $3.01 per share, reflecting a 29% to 31% increase over 2007 net earnings of $2.29 per share.  Our 2008 capital spending guidance range remains at $165 to $175 million, including approximately $90 million for the construction of new tank barges and towboats.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 30, 2008, to discuss the 2008 third quarter performance as well as the outlook for the 2008 fourth quarter and year.  The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers.  The leader’s name is Steve Holcomb.  An audio playback will be available at 1:00 p.m. central time on Thursday, October 30, through 6:00 p.m. central time on Friday, November 28, by dialing 800-642-1687 for domestic and 706-645-9291 for international callers.  The conference ID number is 68666693.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s homepage at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings is included in this press release.  This earnings press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2007 and 2006 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

A summary of the results for the third quarter and first nine months follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2008	2007	2008	2007
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$286,880	$241,329	$830,014	$680,139
Diesel engine services	67,767	61,227	203,463	184,636
	354,647	302,556	1,033,477	864,775
Costs and expenses:
Costs of sales and operating expenses	220,875	186,338	649,480	542,545
Selling, general and administrative	36,026	31,313	102,349	91,287
Taxes, other than on income	3,560	3,237	10,548	9,626
Depreciation and amortization	22,420	20,407	67,132	60,274
Loss (gain) on disposition of assets	166	(30)	(276)	531
	283,047	241,265	829,233	704,263

Operating income	71,600	61,291	204,244	160,512
Other expense	(515)	(252)	(1,101)	(457)
Interest expense	(3,375)	(5,236)	(10,665)	(15,826)

Earnings before taxes on income	67,710	55,803	192,478	144,229
Provision for taxes on income	(25,932)	(21,373)	(73,719)	(55,240)

Net earnings	$41,778	$34,430	$118,759	$88,989

Net earnings per share of common stock:
Basic	$.78	$.65	$2.22	$1.68
Diluted	$.77	$.64	$2.19	$1.66
Common stock outstanding (in thousands):
Basic	53,549	52,983	53,464	52,892
Diluted	54,197	53,802	54,179	53,709

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings	$41,778	$34,430	$118,759	$88,989
Interest expense	3,375	5,236	10,665	15,826
Provision for taxes on income	25,932	21,373	73,719	55,240
Depreciation and amortization	22,420	20,407	67,132	60,274
	$93,505	$81,446	$270,275	$220,329

Capital expenditures	$35,014	$27,455	$141,525	$123,027
Acquisitions of businesses and marine equipment	$302	$12,374	$5,436	$61,766

			September 30,
			2008	2007
			(unaudited, $ in thousands)
Long-term debt, including current portion			$269,170	$333,732
Stockholders’ equity			$886,116	$732,241
Debt to capitalization ratio			23.3%	31.3%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)

Marine transportation revenues	$286,880	$241,329	$830,014	$680,139

Costs and expenses:
Costs of sales and operating expenses	173,249	143,232	507,083	411,299
Selling, general and administrative	24,477	20,925	68,382	61,796
Taxes, other than on income	3,318	3,020	9,741	8,901
Depreciation and amortization	20,811	18,939	62,113	56,200
	221,855	186,116	647,319	538,196

Operating income	$65,025	$55,213	$182,695	$141,943

Operating margins	22.7%	22.9%	22.0%	20.9%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)

Diesel engine services revenues	$67,767	$61,227	$203,463	$184,636

Costs and expenses:
Costs of sales and operating expenses	47,626	43,106	142,397	131,246
Selling, general and administrative	8,164	7,358	24,506	21,080
Taxes, other than income	229	203	757	638
Depreciation and amortization	1,121	1,085	3,715	2,976
	57,140	51,752	171,375	155,940

Operating income	$10,627	$9,475	$32,088	$28,696

Operating margins	15.7%	15.5%	15.8%	15.5%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2008	2007	2008	2007
	(unaudited, $ in thousands)

General corporate expenses	$3,886	$3,427	$10,815	$9,596
Loss (gain) on disposition of assets	$166	$(30)	$(276)	$531

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2008	2007	2008	2007

Ton Miles (in millions) (2)	3,459	4,353	10,975	12,510
Revenue/Ton Mile (cents/tm) (3)	7.9	5.3	7.2	5.2
Towboats operated (average) (4)	255	255	258	252
Delay Days (5)	1,429	1,444	6,341	5,846
Average cost per gallon of fuel consumed	$3.99	$2.21	$3.40	$1.96
Tank barges:
Active			915	913
Inactive			64	49
Barrel capacities (in millions):
Active			17.5	17.3
Inactive			1.1	.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Third quarter 2008 inland marine revenues of $274,869,000 divided by 3,459,000,000 marine transportation ton miles = 7.9 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.